UMB FINANCIAL CORPORATION

LONG-TERM INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective April 23, 2013)

SECTION 1. ESTABLISHMENT AND PURPOSE

     UMB Financial Corporation hereby amends, effective April 23, 2013 the UMB Financial Corporation Long-Term Incentive Compensation Plan, as set forth herein, which was originally approved by the Company's shareholders on April 25, 2005 (effective January 2, 2005) and subsequently amended, restated and approved by the Company's shareholders on April 22, 2008 (effective January 22, 2008), and again on April 26, 2011 (effective April 26, 2011). The purpose of the Plan is to provide a means by which Directors and selected Associates may be given an opportunity to benefit from increased financial performance of the Company through the granting of (1) Nonstatutory Stock Options, (2) rights to acquire Service-Based Restricted Stock based on service with the Company and (3) rights to acquire Performance-Based Restricted Stock based on performance.

SECTION 2. DEFINITIONS

2.1	Affiliate: Any entity which is wholly owned by the Company or an Affiliate.

2.2	Associate: A person who is employed by the Company or an Affiliate.

2.3	Board: The Board of Directors of the Company.

2.4	Change in Control: For purposes of this Plan, a “Change in Control” shall occur if:

(1) Any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding voting securities (measured on the basis of voting power); (2) The shareholders of the Company approve a definitive agreement to merge or consolidate the Company with any other corporation or entity, and the transaction contemplated by such agreement is consummated, other than an agreement providing for (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; (3) A change occurs in the composition of the Board during any period of twelve consecutive months such that individuals who at the beginning of such period were members of the Board cease for any reason other than resignation to constitute at least a majority thereof at the end of such twelve-month period, unless the election, or the nomination for election by the Company’s shareholders, of each new director elected during such twelve-month period was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or (4) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, and the transaction contemplated by such plan or agreement is consummated.

     For purposes of this paragraph, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (w) the Company or any of its subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit

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plan of the Company or any of its subsidiaries, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Company Stock.

2.5	Code: The Internal Revenue Code of 1986, as amended.

2.6	Compensation Committee: The Compensation Committee of the Company.

2.7	Company: UMB Financial Corporation.

2.8	Company Stock: Common stock of the Company.

2.9	Corporate Executive: A Participant who has been determined by the Compensation Committee as having substantial Company-wide responsibilities and who has been designated as a “Corporate Executive” by the Compensation Committee.

     2.10 Continuous Service: Service with the Company or an Affiliate which is not interrupted or terminated. The Compensation Committee may determine, in its sole discretion, whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave.

     2.11 Designated Executive: An Associate who has been designated by the Compensation Committee as an individual whose compensation is to be fixed exclusively by the Compensation Committee.

2.12	Director: A member of the Board of Directors of the Company.

2.13	Disability: Disability shall mean total and permanent disability within the meaning of Section

22(e)(3) of the Code.

     2.14 Eligible Associate: An Associate who is eligible to participate in the Plan in accordance with Section 5.

     2.15 Exchange Act: The Securities Exchange Act of 1934, as amended, and the regulations and interpretations promulgated thereunder.

2.16	Executive Committee: The Executive Committee of the Company.

2.17	Fair Market Value: The value of the Common Stock of the Company, determined as follows for any date:

     (1) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market (formerly the Nasdaq National Market), the closing price, regular way, of the security on such exchange, or if no such reported sale of the security shall have occurred on such date, on the latest preceding date on which there was such a reported sale, in all cases, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (2) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Compensation Committee.

     2.18 Nonstatutory Stock Option: An Option not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

2.19	Option: A Nonstatutory Stock Option granted pursuant to the Plan.

2.20	Optionee: A person to whom an Option is granted pursuant to the Plan, or if applicable, such other person who holds an outstanding Option.

     2.21 Participant: An Eligible Associate who is designated as a Participant under the Plan in accordance with Section 5.

2.22	Performance Standard: A Performance Standard as defined in Section 10.

2.23	Performance Period: The period of time specified by the Compensation Committee during which the specified Performance Standard is to be achieved.

2.24	Plan: The UMB Financial Corporation Long-Term Incentive Compensation Plan.

2.25	Qualified Retirement. Shall have the meaning ascribed to it in Section 7.11.

2.26	Restricted Stock: Common Stock of the Company issued subject to the restrictions for Service-

Based Restricted Stock or Performance-Based Restricted Stock.

     2.27 Restricted Stock Agreement: A written agreement between the Company and a holder of a Stock Award Agreement evidencing the terms and conditions of the issuance of Restricted Stock to a Participant. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

     2.28 Rule 16b-3: Rule 16b-3 of the Exchange Act or any successor to the Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.29	Securities Act: The Securities Act of 1933, as amended.

2.30	Stock Award: Any right to receive an Option, any right to acquire Restricted Stock, or any right by a Director to receive a grant of Company Stock.

     2.31 Stock Award Agreement: A written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

     2.32 Stock Option Agreement: A written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant under a Stock Award. Each Stock Option Agreement shall be subject to the terms and conditions of the Plan.

SECTION 3. ADMINISTRATION

     3.1 The Plan shall be administered by the Compensation Committee, unless the Compensation Committee delegates administration of the Plan, as provided in Section 14.

     3.2 The Compensation Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan: (a) To establish annual Programs in accordance with the terms of this Plan, and to make awards not under a Program in accordance with the terms of this Plan, under whatever terms and conditions the Compensation Committee deems necessary or desirable in order to carry out the purposes of the Plan.

(b)	To determine who is eligible under the Plan.

(c)	To determine from time to time which of the persons eligible under the Plan shall be granted

Stock Awards; when and how each stock Award shall be granted; what type of Stock Award shall be granted, the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares which shall be granted to each such person under a Stock Award.

     (d) To construe and interpret the Plan and Stock Awards granted under it and any instruments or agreements relating to the Plan, and to establish, amend and revoke rules and regulations and standards and procedures for its administration. The Compensation Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or other instrument or agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)	To amend a Stock Award as provided in Section 17.

(f)	To determine the exercise price and the term of each Option.

(g)	To determine the terms and conditions, which need not be identical, of each Option and each

Stock Option Agreement.

     (h) To determine whether, to what extent, under what circumstances, and by what method or methods an Option may be settled, exercised, canceled, forfeited or suspended.

     (i) To determine the terms and conditions, which need not be identical, of each issuance of Restricted Stock and each Restricted Stock Agreement.

     (j) To establish, amend, suspend or waive such rules and regulations and standards and procedures, and appoint such agents as it shall deem appropriate for the proper administration of the Plan.

     (k) To make any other determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan.

     3.3 All actions and all interpretations and determinations made by the Compensation Committee in good faith (including determinations of Fair Market Value) shall be final and binding upon all Participants, the

Company and all other interested persons. No member of the Board or Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Board and Compensation Committee shall be fully protected by the Company with respect to any action, determination or interpretation.

SECTION 4. SHARES SUBJECT TO PLAN

     4.1 Subject to the provisions of Section 16 relating to adjustments upon changes in stock, the aggregate number of shares of Company Stock reserved for delivery under the Plan pursuant to Stock Awards shall be Seven Million Four Hundred Forty Thousand (7,440,000) shares (the "Maximum Share Limit"). Solely for purposes of applying award grants against the aforesaid 7,440,000 Maximum Share Limit, (i) each Option and share of Restricted Stock granted on or before April 23, 2013 shall be counted against the Maximum Share Limit as one (1) share, and (ii) each Option and share of Restricted Stock granted after April 23, 2013 shall be counted against the Maximum Share Limit as one (1) share and 2.86 shares, respectively. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Company Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan; provided, however, to the extent than an Award that counted as one share (e.g., an Option award or a Restricted Stock award granted on or before April 23, 2013) is returned to the Plan, the Maximum Share Limit will be credited with one Share and, to the extent that an Award that counted as 2.86 shares (e.g., a Restricted Stock award granted after April 23, 2013) is returned to the Plan, the Maximum Share Limit will be credited with 2.86 Shares. For the avoidance of doubt, the fungible share counting set forth in this Section 4.1 shall apply solely with respect to determining the counting of shares against the Maximum Share Limit and shall not apply with respect to the counting of Shares for any other purpose, including, without limitation, the fiscal year benefit and Share grant limitations set forth in Section 5.3. Notwithstanding the foregoing: (i) any shares withheld or tendered to pay withholding taxes relating to any Stock Award or the exercise price of an Option and any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Option shall not be returned to the Plan nor increase the Maximum Share Limit, and (ii) the full number of shares of Common Stock subject to a granted Option that is settled by the net issuance of shares of Common Stock shall be counted against the Maximum Share Limit regardless of the number of shares of Common Stock actually issued upon the settlement of such Option.

     4.2 The Company Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

     4.3 The Company shall use its best efforts at all times during the term of this Plan, to reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority to issue and to sell, the number of shares of Company Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Common Stock hereunder shall relieve the Company of any liability in respect of failure to issue or sell Common Stock as to which the requisite authority has not been obtained.

SECTION 5. ELIGIBILITY AND PARTICIPATION

     5.1 Eligible Associates shall be eligible to participate in the Plan if they are designated as a “Participant” by the Compensation Committee. The Compensation Committee will also identify each Eligible Associate that is being designated as a “Corporate Executive”, and retains the authority and discretion to change any such designation (or to designate an Eligible Associate as a Corporate Executive during the course of the Performance Period) if the principal responsibilities of such Eligible Associate change during the Performance Period.

     5.2 A person appointed and acting as a Director of the Company shall be eligible to participate in the Director's Stock Award Program in accordance with the provisions of Section 11.

     5.3 No one eligible employee may receive more than $2,000,000 in benefits under the Plan during any one fiscal year taking into account the value of all Stock Options and Restricted Stock received during such fiscal year. In determining this $2,000,000 annual cap on Plan benefits (i) the value of Stock Options shall be determined as of the date of grant using valuation models acceptable under tax, accounting and other regulatory rules (e.g. Black-Scholes option valuation model) and (ii) the value of shares of Restricted Stock shall be determined based on the Fair Market Value on the date of grant. In no event may, during any single fiscal year, one eligible person receive an Option grant relating to Shares in excess of the Maximum Share Limit.

SECTION 6. PROGRAMS

     6.1 Each calendar year, the Compensation Committee may establish a Program under the Plan to be in effect for the year. The Compensation Committee will determine the number of shares of Common Stock to be awarded under the annual Program established under the Plan for such year, if any, including the number of shares to be awarded as Service-Based Restricted Stock, or Performance-Based Restricted Stock, the number of shares subject to Option and the number of Shares in the Directors Stock Award Program. The Compensation Committee shall designate the Associates allowed to participate in each annual Program. The Participants in a Program may differ from year to year. An Associate who has participated in an annual Program may or may not be selected to participate in a later Program. An Associate may be selected to participate in an annual Program even if the Associate did not participate in an earlier annual Program. Programs established in different years need not contain similar provisions.

     6.2 Each annual Program will establish the total number of shares of Common Stock to be part of such Program for the year for each Eligible Associate and each Director. The number of shares available for a year may differ from the amount of shares available for prior years. The Compensation Committee shall have the discretion to establish different amounts of shares for different Eligible Associates based on different criteria, terms and conditions for different Eligible Associates.

     6.3 Each annual Program will establish the terms and conditions under which the shares of Common Stock awarded to an Eligible Associate for the year must be earned by the Eligible Associate. Each annual Program will establish a vesting schedule for Service-Based Restricted Stock, a vesting schedule for Performance-Based Restricted Stock, and a vesting schedule for Options. Each of the foregoing vesting schedules may differ from the other vesting schedules, and may differ from vesting schedules established for prior years. Each annual Program will also establish Performance Standards which an Eligible Associate must meet in order to earn Performance-Based Restricted Stock. Performance Standards may differ among Eligible Associates, and may differ from Performance Standards established for prior years.

SECTION 7. OPTION PROVISIONS

     7.1 An Eligible Associate selected by the Compensation Committee to receive a grant of Options not in connection with a Program or an Eligible Associate who participates in the Program for a particular year may receive a grant of Options, which shall be in such form and shall contain such terms and conditions as the Compensation Committee shall deem appropriate. A separate certificate or certificates will be issued for shares purchased on exercise of an Option or such shares may be registered in book entry registration with the Company’s direct registration service (DRS”). The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions: 7.2 Term. The Option must be exercised within the term stated in the Stock Award Agreement. In no event may the term of an Option exceed 10 years from the Option's date of grant.

     7.3 Price. The exercise price per share of Company Stock purchasable under an Option shall be determined by the Compensation Committee, provided however, that the exercise price shall not be less than one hundred (100%) percent of the Fair Market Value of a share of Company Stock at the time that the Option is granted, but in no account less than the par value of the share of Company Stock.

     7.4 Time of Exercise. An Option to purchase a share of Company Stock may not be exercised until after the date on which the Option was granted and the date on which the Option on the share of Company Stock is vested. Except as provided in the Stock Option Agreement or Stock Award Agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised for a fractional share of Common Stock.

     7.5 Consideration. The purchase price of Company Stock acquired pursuant to an Option shall be paid at the time the Option is exercised, to the extent permitted by applicable statutes and regulations, either (i) in cash or (ii) at the discretion of the Compensation Committee under one of the following alternatives: (1) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in the Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its Fair Market Value on the date of exercise.

     (2) Subject to applicable law and with the approval of the Company, by payment of the exercise price through the sale of Company shares acquired on exercise of the options through a broker-dealer to whom the Optionee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of the sale or loan proceeds sufficient to pay for such Company shares, together with, if requested by the Company, the amount of federal, state or local withholding taxes payable by the Optionee by reason of such exercise.

(3) In any other form of legal consideration that may be acceptable to the Compensation Committee.

     7.6 Transferability. An Option may be transferable without consideration to the extent provided in the Stock Award Agreement, provided however, that if the Stock Award Agreement does not specifically provide for transferability, than such Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or by any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Compensation Committee as provided in Section 7.10 below, in a form satisfactory to the Compensation Committee, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

     7.7 Vesting. The total number of shares of Company Stock subject to an Option shall vest and become exercisable as provided in the Stock Award Agreement. Notwithstanding the immediately preceding sentence, the shares of Company Stock subject to an Option shall be one hundred (100%) percent vested upon the occurrence of a Change in Control.

     7.8 Termination of Continuous Service. If an Optionee’s Continuous Service terminates for any reason other than Disability, Death or Qualified Retirement, then if the Optionee has not exercised his or her Option as of the date of such termination or within the time specified in the Stock Award Agreement, the Option shall terminate and the shares covered by such Option such revert to and again become available for issuance under the Plan.

     7.9 Disability of Optionee. If an Optionee becomes Disabled and his or her Continuous Service to the Company and its Affiliates ceases by reason thereof, all Options held by such Optionee may be exercised at any time within the one (1) year period following such cessation of Continuous Service by virtue of the Disability (to the extent that the Optionee was entitled to exercise the Options of the date of termination, provided however that a Stock Award Agreement may provide for the acceleration of exercisability in the event of Disability). If, at the date of cessation of Continuous Service, the Optionee is not entitled to exercise the entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan no later than thirty (30) days following the date of termination. If, after cessation of Continuous Service, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     7.10 Death of Optionee. If an Optionee holding an Option which has not expired or terminated shall die, then the estate of such deceased Optionee, the person or persons to whom the Optionee’s rights under the Option were transferred by will or by the laws of descent and distribution, or the beneficiary designated by the Optionee in a written designation signed by the Optionee and filed with and approved by the Compensation Committee prior to the Optionee’s death may, at any time within six (6) months after the date of such death (whether or not the three (3) month or the one (1) year period, as the case may be, specified herein in the event of Qualified Retirement or Disability, if applicable, had commenced to run on the date of his or her death) exercise all such Options to the extent such Optionee was entitled to exercise such Options as of the date of the Optionee’s death, provided however, that a Stock Award Agreement may provide for the acceleration of exercisability in the event of death. Any such exercise shall be effected by written notice to the Company from the person entitled to exercise the Option and the person or persons giving the same shall furnish to the Company such other documents or papers as the Company may reasonably require, including without limitation evidence of the authority of such person or persons to exercise the Option and evidence satisfactory to the Company that any death taxes payable with respect to such shares have been paid or provided for. If, at the time of death, the Optionee was not entitled to exercise the entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan no later than thirty (30) days following the date of termination. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     7.11 Qualified Retirement of Optionee. In the event an Optionee’s Continuous Service terminates after the Optionee has reached the age of at least sixty (60) years and has at least ten (10) years of service as an employee of the Company or any Affiliate (“Qualified Retirement”), all Options held by such Optionee may be exercised at any time within the three (3) month period following such Qualified Retirement to the extent that the Optionee was entitled to exercise the Options on the date of the Optionee’s Qualified Retirement, provided however that a Stock Award Agreement may provide for the acceleration of exercisability in the event of Qualified Retirement. If, at the date of such termination, the Optionee is not entitled to exercise the entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan no later than thirty (30) days following the date of termination. If, after such termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     7.12 Rights Prior To Exercise of Option. An Optionee shall have no rights as a shareholder of the Company, including but not limited to rights to dividends, with respect to the shares of Common stock subject to Option until payment of the exercise price and delivery to the Optionee of such shares as provided herein.

     7.13 Stock Option Agreements. Options granted pursuant to this Plan shall be evidenced by Stock Option Agreements and Stock Award Agreements in such form as the Compensation Committee shall from time to time provide. Such Stock Option Agreements and Stock Award Agreements shall contain the terms and conditions set forth in this Plan for such agreements, including but not limited to the following: (i) time and method of payment; (ii) number of shares of Company Stock to which the agreement pertains; and (iii) Option Term.

     7.14 No Repricing of Options Unless Repricing Subject to Shareholder Approval. In no event may the Compensation Committee (i) lower the Option exercise price per share after it is granted, (ii) except to the extent permitted pursuant to Section 16, cancel an Option when the Option exercise price per share exceeds the Fair Market Value of one share in exchange for cash, another Stock Award or other consideration, or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange, unless such replacement, adjustment or cancellation and payment is subject to and approved by the Company's shareholders.

SECTION 8. RESTRICTED STOCK PROVISIONS

     8.1 This Section 8 applies to all Restricted Stock issued under the Plan, including both Service-Based Restricted Stock and Performance-Based Restricted Stock.

     8.2 Upon the execution of a Restricted Stock Agreement by a Participant, the Company, in its sole discretion, shall either issue a certificate or certificates for the shares of Restricted Stock in the name of the Participant (which certificates may be held in custody by the Company until the restrictions have lapsed) or register the shares of Restricted Stock in book entry registration with the Company's direct registration service ("DRS") with appropriate instructions relating to the nontransferablity and potential forfeitability of the Restricted Stock. The Participant shall thereupon be a shareholder of the Company with respect to all of the shares of Company Stock so certificated or registered until the restrictions thereon have lapsed, with the rights of a shareholder, including the right to vote the shares and receive all dividends and other distributions paid with respect to such shares, provided however, that the shares shall be subject to forfeiture and restrictions as indicated below. All Restricted Shares will be subject to restrictions (and where applicable, a legend stating) that such shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with the terms of the Plan, and each transfer agent shall be instructed to like effect in respect of such shares.

     8.3 The Restricted Period with respect to Restricted Stock issued hereunder shall mean a period set forth in the Restricted Stock Agreement or Stock Award Agreement that begins on the date of issuance of shares of Restricted Stock and ends on the date that the restrictions in Section 9 or Section 10, as applicable, are satisfied. The restrictions set forth respecting such shares of Restricted Stock shall lapse at such time as the Restricted Period ends.

     8.4 The restrictions to which Restricted Stock are subject shall be as set forth in the Restricted Stock Agreement or Stock Award Agreement and consistent with Section 9 for Service-Based Restricted Stock or Section 10 for Performance-Based Restricted Stock. Each Restricted Stock Agreement and Stock Award Agreement shall be in such form as the Compensation Committee shall deem appropriate and such form may be different with respect to separate grants to the same Participant or grants to different Participants. In addition, all shares of Restricted Stock, whether Service-Based Restricted Stock and/or Performance-Based Restricted Stock shall be subject to the following restrictions: (1) Except as otherwise expressly provided in the Restricted Stock Agreement or Stock Award Agreement, during the Restricted Period, none of such shares may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, and any attempt to do so shall be null and void.

     (2) Except as otherwise expressly provided in the Restricted Stock Agreement or Stock Award Agreement, if a Participant’s Continuous Service with the Company or an Affiliate is terminated for any reason before the Restricted Period ends, the Participant shall forfeit any shares of Restricted Stock which have not been earned and are not one hundred (100%) percent vested at such time. Without limitation, the Compensation Committee may include in any or all future Stock Award Agreements and/or Restricted Stock Agreements, provisions providing for an acceleration (in full or partial) of vesting of Service Based Restricted Stock or Performance Based Restricted Stock, in the event of a termination of Continuous Service with the Company by reason of Death, Disability or Qualified Retirement of the recipient.

     8.5 Any shares of Restricted Stock which are forfeited under the terms of this Plan shall revert to the Company and shall be available for re-issuance under this Plan at the decision of the Compensation Committee. Any certificate representing shares of Restricted Stock which have been forfeited shall be canceled, and any shares of Common Stock represented by such certificate which were not forfeited shall be reissued to the Participant under another certificate or certificates.

SECTION 9. SERVICE-BASED RESTRICTED STOCK

     9.1 An Eligible Associate who is granted an award of Restricted Stock by the Compensation Committee not in connection with a Program or an Eligible Associate who participates in a Program established for a particular year may receive shares of Service-Based Restricted Stock, which shall be held by such Eligible Associate subject to the vesting schedule set forth in the Restricted Stock Agreement or Stock Award Agreement for the Eligible Associate between such person and the Company. Except as otherwise provided in the Restricted Stock Agreement or Stock Award Agreement, Service Based Restricted Shares will vest based on years of employment by the Company and/or any of its Affiliates beginning with the effective date of the Stock Award under which such shares were granted to the Participant. A Participant shall only receive credit for a year if the Participant provided a full year of Continuous Service to the Company and/or any of its Affiliates. An Eligible Associate must satisfy such vesting schedule in order to earn the right to own such shares free of the restrictions set forth herein. The vesting schedule may differ from one Restricted Stock grant to another, from one Program to another, and from one Eligible Associate to another. The shares held subject to such Agreement shall be referred to as Service-Based Restricted Shares.

     9.2 Notwithstanding Section 9.1 above, all Service-Based Restricted Stock shall become one hundred (100%) percent vested upon a Change in Control.

     9.3 At such time as an Eligible Associate is one hundred (100%) percent vested in such shares pursuant to the vesting schedule, they shall no longer be restricted and subject to the forfeiture and nontransferablity conditions imposed hereunder.

SECTION 10. PERFORMANCE BASED RESTRICTED STOCK

10.1	Performance Based Restricted Stock

(a) An Eligible Associate who is granted an award of Restricted Stock by the Compensation

Committee not in connection with a Program or an Eligible Associate who participates in a Program established for a particular year may receive shares of Performance-Based Stock, which shall be held by such Eligible Associate subject to restrictions set forth in the Stock Award Agreement or Restricted Stock Agreement and which are based on Performance Standards. Upon satisfaction of the vesting requirements and the Performance Standards applicable to the respective Performance-Based Restricted Stock, such Stock shall no longer be subject to forfeiture and the restrictions shall be released and shall no longer apply. A Stock Award of Performance Based Restricted Stock may, but need not, provide that upon the partial satisfaction of the specified Performance Standards during the Performance Period, a portion (proportionate or otherwise) of such Performance Based Restricted Stock shall be released from the forfeiture and transferability restrictions.

     (b) The objective performance goals established by the Compensation Committee (the "Performance Standards") shall be one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

(i)	Earnings (either in the aggregate or on a per-Share basis);

(ii)	Growth or rate of growth in earnings (either in the aggregate or on a per- Share basis);

(iii)	Net income or loss (either in the aggregate or on a per-Share basis);

(iv)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(v)	Operating and maintenance cost management and employee productivity;

(vi)	Shareholder returns (including return on assets, investments or equity);

(vii)	Return measures (including return on assets or equity);

(viii)	Growth or rate of growth in return measures (including return on assets or equity);

(ix)	Share price (including attainment of a specified per-Share price during the Performance Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(x)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(xi)	Achievement of business or operational goals such as market share and/or business development;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss or like matters (c) The Compensation Committee shall determine the specific standards to be used from one grant to another, from one Program to another and from one Eligible Associate to another. The respective Performance Standards for different Participants may contain one or more common Performance Standards, and one or more Performance Standards unique to the respective Participant. Performance-Based Restricted Stock also may be subject to a service-based vesting schedule subject to the same principles and conditions as described above in Section 9 with respect to Service-Based Restricted Stock. As specified in the Restricted Stock Agreement or Stock Award Agreement, an

Eligible Associate must satisfy both the performance and service vesting conditions in order to earn the right to own such shares without restriction. The shares held subject to such Agreement shall be referred to as Performance-Based Restricted Shares.

     (d) Notwithstanding Section 10.1(a) and (c) above, upon a Change in Control, a Participant’s Performance-Based Restricted Stock not yet vested, shall immediately vest to the extent that the Participant has met the Performance Standards established with respect to such Stock. If the Participant has partially but not totally met such Performance Standards, then the Participant shall be vested in and with respect to a pro-rata part of such Performance-Based Restricted Stock based upon the percentage of such Performance Standards which such Participant has met as of the date of the Change in Control, and a portion of the shares of Restricted Stock equal to the amount vested shall be released from the forfeiture provision and shall thereupon become free from any restrictions. The determination of the extent to which a Participant is entitled to vest in accordance with the terms of this section 10.1(d) shall be made by the Compensation committee in its sole discretion.

     (e) If the Eligible Associate satisfies the applicable Performance Standards within the Performance Period and such Eligible Associate has also satisfied the service-based vesting schedule, if any, for such shares set forth in the Stock Award, the Eligible Associate shall be one hundred (100%) percent vested in such shares and they shall no longer be restricted.

SECTION 11. DIRECTOR STOCK AWARDS

     11.1 The Compensation Committee shall establish a Directors Stock Award Program under which Directors of the Company may receive shares of Company Stock. Each year, the Compensation Committee shall determine the number of shares of Company Stock which may be granted to Directors during such year, if any. The number of shares of Company Stock to be issued in any year may differ from the number of shares issued in other years. The Compensation Committee may decide that no shares of Company Stock will be issued to Directors in any particular year.

     11.2 In any year in which shares of Company Stock are issued to Directors in accordance with this Section 11, a Director shall be eligible to receive shares if the Director is validly appointed and acting as a Director of the Company during the year. The Compensation Committee will set the amount of an award to a Director at the beginning of the year. A person shall be entitled to twenty-five (25%) percent of such amount for each full calendar quarter during the year in which such person is validly appointed and acting as a Director of the Company. Shares of Company Stock awarded for all quarters of a year shall be issued to Directors at the end of the year. A Director who is eligible to participate in the Directors Stock Award Program shall cease to be eligible to participate immediately as of the date that such person ceases to be a Director. The Directors who are eligible for the Directors Stock Award Program for any calendar quarter may differ from the Directors who are eligible for the Program in any other calendar quarter.

     11.3 All shares of Company Stock issued under the Directors Stock Award Program shall be issued without the payment of any consideration to the Company by any Director. All shares issued under a Directors Stock Award Program shall be immediately one hundred (100%) percent vested in the Directors to whom they were issued, and not subject to forfeiture for any reason.

     11.4 Each Director who receives shares of Company Stock issued in a calendar quarter shall be treated the same and shall receive the same number of shares of Company Stock in such quarter as any other Director who receives shares in such quarter.

     11.5 Notwithstanding anything else contained herein, the Directors Stock Award Program shall be administered solely by the Compensation Committee, and the administration of the Program shall not be delegated to the Executive Committee or any other person or entity.

SECTION 12. RESPONSIBILITIES OF THE COMPANY

     12.1 During the term of the Stock Awards, the Company shall keep available at all times the number of shares of Company Stock required to satisfy the Stock Awards.

     12.2 The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards, provided however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

SECTION 13. USE OF PROCEEDS

     Proceeds from the sale of stock pursuant to exercise of the Options shall constitute general funds of the Company to be held as part of the Company’s general assets.

SECTION 14. DELEGATION OF AUTHORITY

     The Compensation Committee shall administer all aspects of the Plan for all Designated Executives. The Compensation Committee is authorized to delegate to the Executive Committee the authority to administer all aspects of the Plan for Participants other than Designated Executives. Upon any such delegation, with respect to Participants other than Designated Executives, the Executive Committee shall have full power, authority and discretion to administer and interpret the Plan and to adopt such rules, regulations, formulae, procedures, guidelines, agreements, guidelines and instruments for the administration of the Plan, and to appoint an administrator to conduct administrative tasks, all as the Executive Committee deems necessary or advisable; provided however that the Executive Committee’s (and its delegatee’s) actions shall be consistent with any formulas, procedures, regulations, guidelines, instruments or rules that have been adopted or approved by the Compensation Committee. Notwithstanding the above, only the Compensation Committee may designate any Designated Executive as a Participant in the Plan, or grant any Stock Award to a Designated Executive, or establish Performance Standards for any Designated Executive, or otherwise administer any Designated Executive’s participation in, or rights under, the Plan. Also notwithstanding the above, only the Compensation Committee may select and grant Options to persons who are officers or directors of the Company for purposes of Section 16 of the Exchange Act or otherwise take action with respect to Options granted to such individuals.

SECTION 15. RULES AND PROCEDURES

     15.1 The Compensation Committee shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

     15.2 No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     15.3 Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ of the Company or any Affiliate or shall affect the right of the Company or an Affiliate to terminate the employment of any Employee with or without cause. The Company or an Affiliate may at any time terminate the employment of a Participant, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, a Stock Award Agreement, a Restricted Stock Agreement or a Stock Option Agreement.

     15.4 The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred pursuant to subsections 7.6 or 8.4(1), as a condition of exercising an Option or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The sale of any Option granted pursuant to this Plan or sale of any shares purchased pursuant to the exercise of such by any Optionee who has given the investment representation required, or other person or persons attempting to sell any such Option or shares shall be made in full compliance with Rule 144 of the Securities Act and any attempted sale of such Option or shares that fails to so comply shall be deemed null and void by the Company. The foregoing requirements, and assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable security laws. The Company may require the Stock Award holder to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting a Stock Award to such Stock Award holder or permitting the Stock Award holder to exercise such Stock Award. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including but not limited to legends restricting the transfer of the stock.

     15.5 No Stock Award, or any portion of any Stock Award, granted pursuant to this Plan shall be assignable or transferable by the Recipient of the Stock Award, otherwise than by the will or the laws of descent and distribution, provided however that a Recipient may designate a beneficiary to exercise an Option after the Recipient’s death pursuant to a written designation of beneficiary filed with and approved by the Compensation Committee prior to the Recipient’s death.

     15.6 No shares of Company Stock shall be delivered pursuant to any Stock Award, including but not limited to the exercise of any Option, in whole or in part, until (i) there shall have been such compliance as the Compensation Committee may deem necessary or advisable with respect to any and all federal and state laws, rules and regulations relating to the authorization, issuance, registration, qualification or sale of securities and (ii) in the case of the exercise of an Option, payment in full of the exercise price for the exercise of the Option is received by the Company as permitted in the Stock Award Agreement.

     15.7 No Associate or other person shall have any right to be granted any Stock Award under the Plan, and there is no obligation for uniformity of treatment of Associates (including Eligible Associates), Participants, Optionees or their beneficiaries under the Plan 15.8 All certificates for shares of Company Stock delivered in accordance with any Stock Award issued under the Plan shall be subject to such stock-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. with respect to its Automated Quotation System, any stock exchange upon which Company Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

SECTION 16. ADJUSTMENTS UPON CHANGES IN STOCK

     16.1 If any change is made in the Company Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reclassification, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares of Company Stock subject to the Plan pursuant to Section 4, (or other securities or property of any successor entity as would have been issuable as a result of such change with respect to the shares of Company Stock subject to the Plan immediately prior to such change, all subject to further adjustment as provided in this Section) and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of Company Stock (or other securities or property of any successor entity as would have been issuable as a result of such change that a holder of shares of Company Stock would have been entitled to receive if such Stock Award had been exercised or vested, as the case may be, immediately prior to such change, all subject to further adjustment as provided in this Section) subject to such outstanding Stock Awards. Such adjustments shall be made by the Compensation Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.) 16.2 Upon the occurrence of any change subject to Section 16.1, the difference between the Fair Market Value of the shares of Company Stock subject to Option and the aggregate exercise price of such shares, immediately after the change, shall be the same as the difference between the Fair Market Value of all shares of Company Stock subject to Option and the aggregate exercise price of such shares, immediately before such change. The new Option or assumption of the old Option shall not give an Optionee additional rights which the Optionee did not have under the old Option, or deprive the Optionee of any benefits which the Optionee had under the old Option.

     16.3 In the event of a Control Change (as defined solely for purposes of this Section 16), the accelerated exercisability or accelerated vesting otherwise provided in this Plan or a Stock Award Agreement or Stock Option Agreement or Restricted Stock Agreement shall be deemed to occur on the 15th day prior to the effective date of such Control Change such that, upon a Control Change where current shares of Company Stock are exchanged for some other securities, cash or other value (x) a Participant holding an Option, if he or she exercises such Option prior to the Control Change, and (y) a Participant holding Restricted Stock, shall be entitled to receive the same such consideration that holders of Company Stock will be receiving upon such Control Change. To the extent that, during the 15-day period ending on the Control Change, a Participant fails to exercise an Option, and unless the surviving company, successor company, or the company acquiring all or substantially all of the Company's assets, as the case may be, adopts and continues the Plan (without modification but with appropriate adjustments in exercise price, form of stock etc. preserving the Participant's economic value in their Stock Award(s)), such Option shall terminate upon such Control Change and be null and void thereafter.

     16.4 For purposes of this Section 16, a “Control Change” shall mean: (i) a dissolution or liquidation, or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of the Company Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than (a) a merger or consolidation in which shareholders of the Company immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power of the acquiring or controlling corporation, and in no event less than a majority of such stock voting power; (b) a transaction the principal purpose of which is to change the State of the Company’s incorporation; or (c) a merger of the Company into any of its wholly owned subsidiaries); or (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty (50%) percent of the combined voting power entitled to vote in the election of Directors.

     16.5 In the event of the dissolution or liquidation of the Company, any Options outstanding under the Plan shall terminate if not exercised prior to such event.

SECTION 17. AMENDMENT OF THE PLAN AND STOCK AWARDS

     17.1 The Board at any time, and from time to time, may amend, alter, or suspend the Plan. However, except as provided in Section 16 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary for the Plan to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements, or to the extent that the amendment increases the number of shares of Company Stock to be issued under the Plan, increases the maximum amount of benefits which can be paid under the Plan to any one person or to change the permissible performance standards applicable to the Performance-Based Restricted Stock.

     17.2 No amendment, alteration or suspension of the Plan shall be made without the approval of the Company’s shareholders that would, except as provided in Section 16, materially increase the total number of shares of Company Stock available under the Plan or would materially increase benefits accruing under the Plan or materially modify the requirements for participation in the Plan. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

     17.3 Rights and obligations under any Stock Award granted before amendment, alteration or suspension of the Plan shall not be impaired by any amendment of the Plan unless (i) the Compensation Committee requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

     17.4 The Compensation Committee at any time, and from time to time, may amend the terms of any one or more Stock Awards previously granted under the Plan, provided however that the rights of any person under any Stock Award shall not be impaired by any such amendment unless (i) the Compensation Committee requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing. The Compensation Committee may correct any defect, supply an omission or reconcile any inconsistency in the Plan, any Program or any Stock Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding Stock Awards or the right or obligation to make future awards of Stock Awards in connection with the acquisition of another corporation or business entity, the Compensation Committee may, in its discretion, make such adjustments in the terms of Stock Awards under the Plan as it shall deem appropriate.

SECTION 18. TERMINATION OR SUSPENSION OF THE PLAN

     18.1 The Board may terminate the Plan at any time. No Stock Awards may be granted under the Plan after it is terminated.

     18.2 Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by termination of the Plan, except with the written consent of the person to whom the Stock Award was granted.

SECTION 19. EFFECTIVE DATE OF PLAN RESTATEMENT

     If approved by the Company's shareholders, this amended and restated Plan is effective as of April 23, 2013.

SECTION 20. SEVERABILITY

     If any provision of this Plan, any Program, any Stock Award Agreement, any Restricted Stock Agreement or any Stock Option Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Participant, or would disqualify the Plan or any Stock Award or any part of any Stock Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the Stock Award Agreement, the Restricted Stock Agreement or the Stock Option Agreement, it shall be stricken and the remainder of the Plan or any such agreement shall remain in full force and effect.

SECTION 21. WITHHOLDING

     In the event that any portion of a Stock Award becomes taxable at any time, the Company’s obligation to deliver any shares of Company Stock shall be subject to the Participant’s satisfaction of all applicable federal, state and local tax withholding requirements, if any, as well as the withholding requirements of any foreign jurisdictions arising in connection with or under such Stock Award. In that regard, the Participant shall pay the amount of taxes, if any, required by the law of the United States or any applicable foreign jurisdiction to be withheld as a result of or under such Stock Award, as determined by the Compensation Committee: (a) by withholding from the amount of shares due the Participant; (b) by allowing the Participant to deliver to the Company shares of Company Stock having a fair market value on the date of payment equal to the amount of such required withholding taxes; or (c) by making payment to the Company in the manner specified by the Company, including but not limited to, a deduction from any payments of any kind otherwise due to the Participant from the Company or an Affiliate.

SECTION 22. CHOICE OF LAW

     The validity, construction and effect of the Plan and rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri and applicable Federal law.